Consent of Independent Certified Public Accountants

We hereby consent to the use in the Prospectus constituting part of this Registration Ststement on Form SB-2 of our report dated March 29, 1995 relating to the financial statements of NAL Financial Group Inc., which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP
Fort Lauderdale, Florida
November 29, 1995